Exhibit (c)(26)

[Strictly CONFIDENTIAL - Not For Circulation] Project Flight Discussion Materials October 2016

[Strictly CONFIDENTIAL – Not For Circulation]

Reynolds and BAT Share Price Performance


12-Jun-15: Close of Oak
Oct-2015 Board
EU Referendum result
Rebased to Reynolds share price ($)(a)
60
55
50
45
40
35
30
Jun-15
Jul-15
Aug-15
Oct-15
Nov-15
Dec-15
Feb-16
Mar-16
Apr-16
Jun-16
Jul-16
Aug-16
Oct-16
+42.2%
+29.6%
+13.0%
Reynolds
BAT (£, rebased)
BAT ($, rebased)

(a) Rebased to Reynolds share price as of 12-Jun-15, Reynolds share price adjusted for stock split
Source: FactSet as of 10-Oct-16 (BAT share price of £48.59, Reynolds share price of $46.67)

1

[Strictly CONFIDENTIAL – Not For Circulation] Reynolds and BAT P/E Evolution NTM P/E 26.0x Oct-2015 Board EU Referendum Result 24.0x 22.0x P/E 20.0x NTM 18.5x 18.0x 18.1x 16.0x 14.0x Jun-15 Jul-15 Aug-15 Oct-15 Nov-15 Dec-15 Feb-16 Mar-16 Apr-16 Jun-16 Jul-16 Aug-16 Oct-16 BAT Reynolds NTM P/E Delta 2.0x 0.0x Jun-15 Jul-15 Aug-15 Oct-15 Nov-15 Dec-15 Feb-16 Mar-16 Apr-16 Jun-16 Jul-16 Aug-16 Oct-16 (0.4x) (2.0x) (4.0x) (6.0x) BAT-Reynolds Delta Source: FactSet as of 10-Oct-16 2

[Strictly CONFIDENTIAL – Not For Circulation] Trading and Transaction Multiples over Time 24.0x 23.4x 22.0x 20.0x 18.6x 18.6x 18.0x 17.1x 15.8x 16.0x 15.8x 16.4x EBITDA 14.1x    14.0x 14.0x EV/ 13.6x 13.4x 12.8x 13.1x NTM 13.5x 12.4x 12.0x 12.2x 12.0x 10.0x 10.0x (brands) 8.0x 6.9x 8.6x (a) 6.0x 4.0x Oct-05 Nov-06 Dec-07 Jan-09 Mar-10 Apr-11 May-12 Jun-13 Jul-14 Sep-15 Oct-16 Tobacco peers FMCG peers Average NTM EV/EBITDA across tobacco peers incl. British American Tobacco (adj. for assoc. and minorities), Imperial, Philip Morris, Japan Tobacco, Reynolds American and Altria (adj. for assoc. and minorities)    across FMCG peers incl. Diageo, SABMiller, Unilever, ABF, Reckitt, Tate, L’Oreal, Carlsberg, Kerry, Pernod Ricard, Remy, AB InBev, Svenska, Henkel, Beiersdorf, Orkla, Danone, Heineken, Nestle 3 (a) 28-Mar-08 Altria’s spin-off of Philip Morris completed Source: Factset as of 10-Oct-16, Company information

[Strictly CONFIDENTIAL – Not For Circulation] Selected Precedent Transaction Multiple Delta Date Target Acquiror Transaction Multiple Tobacco Peers Index Delta to Tobacco Peers Index Feb-15 15.8x 11.3x 4.5x Jul-14 (brands) 6.9x 10.4x (3.5x) Jul-14 13.1x 10.4x 2.7x Sep-08 12.0x 8.5x 3.5x Jul-08 10.0x 8.5x 1.5x Mar-07 14.2x 9.4x 4.8x Feb-07 8.6x 9.8x (1.2x) Dec-06 12.8x 9.7x 3.2x    Apr-06 13.6x 8.5x 5.1x    Tobacco average 2.3x Date Target Acquiror Transaction Multiple FMCG Peers Index Delta to FMCG Peers Jul-16 23.4x 14.6x 8.8x Sep-15 18.6x 13.1x 5.5x Mar-15 15.8x 14.4x 1.4x Jul-12 17.1x 10.5x 6.6x Jun-12 16.4x 10.2x 6.2x Jun-11 14.1x 9.7x 4.4x Sep-09 13.4x 9.4x 4.0x Jun-08 12.4x 9.6x 2.8x Apr-08 18.6x 9.8x 8.8x    FMCG average 5.4x Tobacco peers index incl. British American Tobacco (adj. for minorities), Imperial, Philip Morris, Japan Tobacco, Reynolds American and Altria FMCG peers incl. Diageo, SABMiller, Unilever, ABF, Reckitt, Tate, L’Oreal, Carlsberg, Kerry, Pernod Ricard, Remy, AB InBev, Svenska, Henkel, Beiersdorf, Orkla, Danone, Heineken, Nestle Note:    Blue shading indicates Tobacco peer, orange shading indicates FMCG peer 4 Source: FactSet as of 06-Oct-16, Company information

[Strictly CONFIDENTIAL – Not For Circulation] Initial to Final Offer Premium Precedents Premium to 52-week high (35%) 40% 33% 25% 28% 6% 29% 38% 6% 33% 28% 18% 7% 13% 15% (9%) 20% 22% 10% (6%) 19% 7% 15% (2%) 54% (24%) (5%) 0% 20% 35% 37% 30% 29% 2% 20% (24%) 23% (19%) 23% 18% 19% 5% (19%) 16% 17% 5% 78% All-cash Equity in consideration 14% (1) 56% 56% 54% 16% 52% 7% 50% 48% 47% 17% 44% 44% 8% 40% 40% 39% 38% 38% 38% Average Premia 7% 37% 37% 31% 36% 35% 30% 27% 33% Bump: All deals +12.5% 19% 5% 12% 10% 30% 64% 32% 2% 28% 14% 8% 28% 28% 27% 27% 27% Bump: Mix consid. +13.3% 16% 12% 26% 26% 26% 25% 25% 1% 24% 24% 23% 5% 23% 49% 48% 7% 21% Initial: All deals 21.6% 14% 6% 1% 20% 20% 36% 33% 19% 19% 9% 8% 3% 18% 39% 40% 40% 14% 37% 15% Initial: Mix consid. 16.1% 20% 4% 14% 32% 31% 16% 9% 16% 18% 7% 27% 28% 26% 27% 11% 25% 26% 24% 6% 23% 22% 24% 24% 23% 23% 6% 22% 22% 20% 20% 20% 21% 14% 16% 16% 17% 16% 16% 13% 11% 11% 12% 8% 8% 9% 8% 7% 1% 6% 4% 6% 4% Source: FactSet, Company Filings. 5 (1) Initially offer increased to $10 per share (reflecting a 16% bump) however due to deteriorating market conditions this was revoked.

[Strictly CONFIDENTIAL - Not For Circulation] Illustrative Analysis at Various Prices - Financial Metrics Nil Premium Merger Acquisition with $22.6bn Cash Consid. $22.6bn BB 10.0% Prem. 15.0% Prem. 20.0% Prem. 25.0% Prem. 30% Prem. 35% Prem. 40% Prem. Current Share price $46.67 $46.67 $46.67 $46.67 $46.67 $46.67 $46.67 $46.67 Offer price $46.67 $51.34 $53.67 $56.00 $58.34 $60.67 $63.00 $65.34 Value Impl. MV of 58% ($bn) 38.7 42.6 44.5 46.4 48.4 50.3 52.2 54.2 Cash Consid. ($bn)(1) - 22.1 22.1 22.1 22.1 22.1 22.1 22.1 Equity Consid. ($bn) 38.7 20.5 22.4 24.3 26.3 28.2 30.1 32.1 Current Spot ($46.67) --% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% Premia 1m VWAP ($47.38) (1.5%) 8.3% 13.3% 18.2% 23.1% 28.0% 33.0% 37.9% 3m VWAP ($49.51) (5.7%) 3.7% 8.4% 13.1% 17.8% 22.6% 27.3% 32.0% 52-wk high ($54.48) (14.3%) (5.8%) (1.5%) 2.8% 7.1% 11.4% 15.6% 19.9% Mult. 2016E EV/EBITDA 13.4x 14.5x 15.0x 15.6x 16.2x 16.7x 17.3x 17.8x 2017E EV/EBITDA 12.1x 13.1x 13.6x 14.1x 14.6x 15.1x 15.6x 16.1x ROIC Y3 ROIC 6.2% 5.7% 5.5% 5.3% 5.1% 5.0% 4.8% 4.6% Y5 ROIC 6.8% 6.2% 6.0% 5.8% 5.6% 5.4% 5.2% 5.1% EPS Acc./Dil. Y1 EPS 0.3% 4.0% 3.2% 2.4% 1.7% 1.0% 0.3% (0.4%) Y3 EPS 10.5% 10.8% 9.2% 7.6% 6.1% 4.7% 3.2% 1.8% Jun. 17E PF (with RR Syn(2) .) 2.3x 3.8x 3.8x 3.8x 3.8x 3.8x 3.8x 3.8x YE’17E 2.1x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x Net Debt / EBITDA YE’18E 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x YE’19E 3.0x 3.0x 3.0x 3.0x 3.0x 3.0x 3.0x 3.0x (4) BAT Val. NPV Value creation 27.1 12.1 9.8 7.7 5.5 3.5 1.5 (0.5) Creation ($bn) (3) Synergy Net of Prem. 4.7 2.0 0.4 (1.2) (2.7) (4.3) (5.7) (7.1) Source: FactSet; Market data as of 10 October 2016 (BAT share price of £48.59, Reynolds share price of $46.67), assumes spot exchange rate USD:GBP of 1.24 (1) Transaction fees assumed to be financed. (2) June 2017E net leverage shown PF and includes assumed run rate synergies of $400m. (3) Synergy NPV net of premium paid (adjusted for PF ownership) and net of fees. 6 (4) Buyback adjusted

[Strictly CONFIDENTIAL – Not For Circulation] Analysis at Various Prices – Operational Metrics    Nil Prem. Blackbird Merger $22.6bn Cash-in-Offer (no buyback) Standalone $22.6bn 10% Prem. 15% Prem. 20% Prem. 25% Prem. 30% Prem. 35% Prem. 40% Prem. Operating FY18 37.4% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2% margin FY19 37.9% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5% OCF FY18 91.0% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7% Convers.(1) FY19 91.6% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5% FCF/Share FY18 12.7% 16.5% 14.9% 13.2% 11.6% 10.1% 8.6% 7.1% Accretion FY19 19.7% 20.0% 18.3% 16.6% 14.9% 13.3% 11.8% 10.3% CGO 15A-20E CAGR(2) 8.1% 7.1% 7.1% 7.1% 7.1% 7.1% 7.1% 7.1% 7.1% Fixed Charge FY18 1.19x 1.26x 1.25x 1.24x 1.24x 1.23x 1.23x 1.23x 1.22x Cover(3) FY19 1.21x 1.29x 1.27x 1.27x 1.27x 1.27x 1.27x 1.27x 1.27x Payout FY18 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% Ratio(4) FY19 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% Dividend FY18 122.0% 134.3% 134.3% 133.7% 133.1% 132.5% 131.9% 131.3% 130.7% Coverage(5) FY19 124.6% 139.1% 135.9% 135.9% 135.9% 135.9% 135.9% 135.8% 135.8% Source: FactSet; Market data as of 10 October 2016 (BAT share price of £48.59, Reynolds share price of $46.67), assumes spot exchange rate USD:GBP of 1.24 (1) OCF (Operating cash flow per Blue internal definition) divided by EBITA; OCF: Adj. Op. Profit + D&A and Impairment +/- Change in Net Working Capital +/- Other non cash items in operating profit – Capex + Proceeds from Sale of Fixed Assets (2) CGO (Cash generated from operations per Blue internal definition) – excludes impact of Blue HMRC tax refund in 2015; CGO: OCF—Pension Funds—Shortfall Funding—Net Interest Paid—Tax Paid + Tax and interest refunds —Dividends to non-controlling interests. (3) Fixed charge cover defined as FCF before fixed expenses (excluding interest and pension costs) / fixed expenses (net interest, pension costs and dividends). (4) PF dividend minimum growth of 4%, at least 65% payout ratio (5) Defined as FCF pre-dividends / total cash dividend payment. 7

[Strictly CONFIDENTIAL – Not For Circulation]

Key Financing and Structuring Considerations

Debt financing

- Financing for transaction structured to target BBB/Baa2 rating for the enlarged group (two notches down from current rating)
- US$22.6bn new debt financing to fund cash consideration
- Financial policy commitments required to support rating outcome:
  - Significant M&A and share buyback moratorium
- RES/RAS private ratings confirmations not possible pre-approach and may be challenging thereafter – Key issues; recovery period, US litigation and Canadian newsflow
- Bridge taken out via capital markets, primarily through USD bonds and some Euro and Sterling with a modest term loan retained
- Combined liquidity requirement will result in significant increase in ongoing back backstop facilities

Equity financing

- New BAT shares issued as consideration to Reynolds shareholders
  - In form of new ADR programme (ADR level III)
- Will require full SEC registration of BAT (also facilitating bond issuance)
  - Once obtained not possible to revert back to grandfathered ADR
- Flowback issues estimated to be manageable

	Credit Rating Agency Metrics Scale	
	Moody's	S&P
Investment grade	A1	A+
	A2	A
	A3	A-
	Baa1	BBB+
	Baa2	BBB RAI
	Baa3 RAI	BBB-
Non-investment grade	Ba1	BB+
	Ba2	BB
	Ba3	BB-

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